[GRAPHIC OMITTED]                  NEWS RELEASE                 [OBJECT OMITTED]

             CALIFORNIA WATER SERVICE GROUP

             1720 North First Street
             San Jose, CA 95112-4598                                    00 GO 12
                                                                    May 25, 2000
                                                           For Immediate Release

Contact:     Gerry Feeney (408) 367-8216 (analysts)
             Jim Good (408) 367-8219 (media)


                      CAL WATER - DOMINGUEZ COMPLETE MERGER


SAN JOSE, CA (May 25, 2000) -- California Water Service Group (NYSE:CWT) and Dominguez Services Corporation today completed the merger of the two companies after receiving California Public Utilities Commission approval last week.

         Per the terms of the merger agreement, Dominguez shareholders will receive 1.38 Cal Water common shares for each Dominguez common share owned. Dominguez shareholders will be mailed instructions regarding stock certificate exchange procedures in approximately ten days.

         "This transaction has taken a long time to complete, but we are just as confident today as we were in November 1998, when the merger was first announced, that it will result in significant benefits to our stockholders, our customers and our employees," said Cal Water Chairman Robert W. Foy.

         The merger with Dominguez adds about 40,000 new customers to Cal Water. Dominguez' primary operations serve about 32,000 accounts in the South Bay area of Los Angeles County adjacent to Cal Water's Hermosa-Redondo and Palos Verdes districts. Other Dominguez operations include 5,500 customers in the Kern River and Antelope Valley areas near Cal Water's Bakersfield district and in an area north of San Francisco serving about 2,000 customers. Dominguez also has a successful water rights brokerage business in the Los Angeles area. At December 31, 1999,


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Dominguez  had  total  assets  of  $57,889,000  and  recorded  1999  revenue  of
$28,497,000.

         "A transition team made up of both Cal Water and Dominguez personnel has been planning for the integration of the companies for some time. We are pleased to finally welcome the Dominguez employees into our ranks. Together, we'll continue to provide the high level of service the customers of both companies have come to expect," said Peter C. Nelson, President and Chief Executive Officer of Cal Water.

         California Water Service Group is the parent company of California Water Service Company, CWS Utility Services, New Mexico Water Service Company and Washington Water Service Company. Together these companies provide regulated and non-regulated water utility services to over 1.8 million people in 83 California, New Mexico and Washington communities.

         This news release contains forward-looking statements that are based upon current information and expectations. Actual results may differ materially.

         Additional    information   is   available   on   our   Web   site   at
www.calwater.com.